Exhibit 99.1

Contact:	Matthew P. Deines President & CEO (360) 457-0461

First Northwest Bancorp and First Fed Announce the Resignation of Craig Curtis from Boards of Directors

PORT ANGELES, Wash., December 30, 2024 (GLOBE NEWSWIRE) -- First Fed Bank and its holding company, First Northwest Bancorp (NASDAQ: FNWB) (collectively the “Company”), announced the resignation of Craig Curtis from the Company’s Boards of Directors, effective December 31, 2024.

“On behalf of the Board of Directors we thank Craig for his many years of service and wish him all the best in his future endeavors,” said Cindy Finnie, Board Chair of FNWB and First Fed.

Curtis served on the First Fed Board for 10 years and the FNWB Board for 9 years. He served as Chair of the Nominating and Corporate Governance Committee for both Boards and the First Fed Board Loan Committee during his tenure on the Boards. Curtis explained his decision to resign from the Board saying, “I am grateful for the opportunity to serve on the Boards and contribute to the Company’s vision and growth over the past ten years. Over that time, I have seen the Bank experience tremendous growth, both in size and sophistication. As the Bank and Board have evolved, I recognize that there are more qualified Board candidates who can make more meaningful contributions to the Company. It is important to me personally to only serve in a position in which I am able to add value, and I also firmly believe that a board that evolves alongside the institution is a good thing.”

Curtis is a Partner and Director of Emerging Building Technologies with Mithun, a multi-disciplinary design firm with offices in Seattle, San Francisco, and Los Angeles. Prior to joining Mithun in 2020, Mr. Curtis served as Chief Architect with Katerra, Inc., starting in January 2016, where he was responsible for the development of Katerra’s building platforms and led the launch of the company’s mass timber design division, including North America’s largest cross-laminated timber factory. Prior to joining Katerra, Mr. Curtis was employed by The Miller Hull Partnership, an architecture and planning firm, for 30 years and served as a partner from 1994 until 2016.

The Boards, through the Nominating and Corporate Governance Committee, are actively engaged in ongoing recruiting efforts and have identified several potential candidates that offer the diversity, skills, and experience appropriate for Board membership. The Committee will also determine whether adding a new Board member is in the best interest of the Bank at this time.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank, along with other fintech partnerships. First Fed is a small business-focused financial institution which has served its customers and communities since 1923. Currently First Fed has 17 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2022, the Company made a minority investment in Meriwether Group, a boutique investment banking and accelerator firm. First Northwest Bancorp was incorporated in 2012. The Company completed its initial public offering in 2015 under the ticker symbol FNWB and is headquartered in Port Angeles, Washington.

First Fed Bank was recognized by Puget Sound Business Journal as a Best Workplace and top Corporate Philanthropist in 2023. By popular vote, First Fed received 2023 awards for Best Bank in the Best of the Northwest, Best Bank in Readers’ Choice by Cascadia Daily News, Best Bank and Best Financial Advisor in Best of the Peninsula for Clallam County. Also, the community bank received a best-in-state bank award from Forbes in 2021. First Fed is a Member FDIC and equal housing lender.

First Northwest Bancorp press release

December 30, 2024

Forward Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Note: Transmitted on Globe Newswire on December 30, 2024 at 1:00 p.m. PDT.